Exhibit 99.1

Mindesta Options First Mineral Exploration Permits

Issued by Republic of Somaliland

Ottawa, Canada—December 19, 2011 — Mindesta Inc. (“Mindesta” or the “Company”) (OTCBB: MDST) wishes to announce that it has decided to focus its efforts on mineral exploration in East Africa, and in particular the Republic of Somaliland and Ethiopia, as it believes the region has very attractive geology and an improving political environment. As initial steps in executing this strategy, the Company has appointed C. Tucker Barrie Ph.D., P. Geo. as Vice President, Corporate Development and has entered into an option agreement to earn up to an 80 per cent interest in, and ultimately acquire 100% of, the first two mineral exploration permits issued by the Republic of Somaliland.

Dr. Barrie has 20 years of experience in mineral exploration with expertise in VMS and Ni-Cu-PGE deposits, as well as orogenic gold and porphyry Cu deposits. He has authored 40 publications, is an adjunct professor at two Canadian Universities, and is a recognized expert with a great deal of practical experience in the Arabia/Nubian Shield. Mindesta intends to acquire additional permits based on Mr. Barrie’s extensive contacts and expertise in the region.

Option Agreement

Mindesta has entered in an option agreement with Nubian Gold Corporation (“Nubian”), a privately owned Ontario company, which holds title to two 2,000km2 mineral exploration permits, Arapsyo and Qabri Bahar, which are the first two ever issued by the Republic of Somaliland. Under the option agreement, Mindesta can earn a 50% interest in both permits by incurring total exploration expenditures of $2 million within two years and can increase its interest to 80 per cent by completing a bankable feasibility study. Mindesta is required to make an upfront cash payment of $100,000 to Nubian as compensation for expenses incurred, and the first $750,000 of exploration expenditures represents a firm commitment. Mindesta also has the option to acquire all of Nubian’s remaining interest in the permits at fair market value at any time after incurring the first $750,000 of exploration expenditures.

The Nubian Shield encompasses parts of Saudi Arabia, Egypt, Sudan, Eritrea and Somaliland and is host to many major mineral deposits including Bisha in Eritrea, Sukari in Egypt, and five gold/base metal mines in Saudi Arabia that are owned and operated by Ma’aden Gold, the state mining company. Somaliland has over 30,000km2 of exposed Precambrian rocks. Extensive sampling and mapping by the British, US and Russians in the 1970s identified a number of areas that are anomalous in gold, copper, lead, zinc and nickel. Nubian’s permits cover the most prospective areas and it initiated a stream sediment, prospecting and sampling program in September, 2011 to define potential drill targets. Results are expected in the first quarter of 2012. The program is being supervised by Remi Bosc who has 15 years of experience as a mineral exploration, resource and mining geologist in Europe, Africa and south-east Asia. He started his career with the French Bureau of Geological and Mining Research (“BRGM”) and was project geologist during the discovery of the Tasiast deposit in Mauritania.

Gregory Bowes, CEO of Mindesta stated that: “Our announced plan to distribute Mindesta’s investment in Northern Graphite Corporation to shareholders by way of a pro rate dividend in kind closes one chapter in the Company’s history and the option agreement with Nubian is the beginning of another. While the new strategy is not without risk, the Company has achieved first mover status in an area of the world which we believe has very attractive geology and an underappreciated political situation. After the record date for the dividend, Mindesta plans to raise additional financing for its exploration activities and will investigate seeking a listing in Canada subject to the completion of all corporate and regulatory requirements and approvals.”

Gregory Bowes, CEO and a director of Mindesta, is a major shareholder of Nubian and therefore the option agreement with Nubian represents a related party transaction. The transaction was approved by all of the independent directors of the Company with Mr. Bowes abstaining from voting. The independent committee approved the transaction following a review of, among other things:

1.	A geological report by Mr. Tucker Barrie who visited the permits and who is a Qualified Person under NI 43-101.

2.	A budget and work program proposed by Mr. Remi Bosc who visited the permits and is a Qualified Person under NI 43-101.

3.	Similar joint venture agreements relating to early stage exploration projects in Africa.

The potential acquisition of the balance of Nubian’s interest in the permits would be subject to a fairness opinion and to a shareholder vote.

About Somaliland

The Republic of Somaliland is located on the Red Sea between Djibouti to the west, Somalia to the east and Ethiopia to the south. Somaliland is a former British colony that gained its independence in 1960 and became a member of the United Nations. Somaliland subsequently agreed to join Italian Somaliland, in an informal partnership that was never ratified by their respective parliaments, to form the greater “Somalia”. Following the collapse of the Somalia government in 1992, Somaliland withdrew from the partnership and reasserted its independence. While the rest of the world has not yet officially recognized Somaliland’s “re-independence”, the Company anticipates this will happen based on the fact that Somaliland has held three free, fair, and non-violent elections, it jails pirates and extremists, and it is one of the few functioning democracies in Africa and the Middle East.

About Mindesta

Mindesta is a junior exploration company that trades on the OTCBB and is an SEC registrant current on all 10k and 10Q filings. The Company has approximately 8.9 million shares outstanding.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction.

For additional information, please contact:

Gregory Bowes, CEO            (613) 241-9959

This press release contains forward-looking statements, which can be identified by the use of statements that include words such as “could”, “potential”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “likely”, “will” or other similar words or phrases. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. The Company does not intend, and does not assume any obligation, to update forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by applicable securities laws. Readers should not place undue reliance on forward-looking statements.

NO REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THE CONTENTS OF THIS RELEASE.